Exhibit 99.8

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(unaudited data, millions of dollars)
								Québec Economic Plan –
	August			April to August				March 2017(1)
	2016	(2)	2017	2016-2017	(2)	2017-2018	Change (%)	2017-2018		Change (%)
GENERAL FUND
Revenue
Own-source revenue	4 468		4 764	23 033		24 064	4.5	60 249		1.8
Federal transfers	1 520		1 647	7 737		8 313	7.4	20 053		7.9
Total revenue	5 988		6 411	30 770		32 377	5.2	80 302		3.3
Expenditure
Program spending	–4 266		–4 672	–27 363		–28 275	3.3	–72 591		4.1
Debt service	–636		–596	–3 176		–2 948	–7.2	–7 776		2.3
Total expenditure	–4 902		–5 268	–30 539		–31 223	2.2	–80 367		3.9
NET RESULTS OF CONSOLIDATED ENTITIES(3)
Non-budget-funded bodies and special funds(4)	14		59	768		572	—	165		—
Health and social services and education networks(5)	–1		—	–4		—	—	—		—
Generations Fund	183		180	858		856	—	2 488		—
Total consolidated entities	196		239	1 622		1 428	—	2 653		—
SURPLUS (DEFICIT)	1 282		1 382	1 853		2 582	—	2 588	(6)	—
Contingency reserve	—		—	—		—	—	–100		—
BALANCED BUDGET ACT										—
Deposits of dedicated revenues in the Generations Fund	–183		–180	–858		–856	—	–2 488		—
BUDGETARY BALANCE(7)	1 099		1 202	995		1 726	—	—		—

GENERAL FUND REVENUE

For August 2017, General Fund revenue reached $6.4 billion, an increase of $423 million, or 7.1%, compared to August 2016.

  Own-source revenue reached $4.8 billion, an increase of $296 million, or 6.6%, compared to August 2016.

  – This growth stems primarily from a $203-million increase in personal income tax.

  Federal transfers amounted to $1.6 billion, up $127 million compared to August 2016.

Since the beginning of the fiscal year, General Fund revenue totalled $32.4 billion, an increase of $1.6 billion, or 5.2%, compared to August 31, 2016.

  Own-source revenue stood at $24.1 billion, up $1.0 billion, or 4.5%, from last year.

  – This increase is due primarily to growth in corporate taxes ($321 million), personal income tax ($305 million) and consumption taxes ($295 million).

  Federal transfers amounted to $8.3 billion, up $576 million compared to August 31, 2016.

  – This growth stems primarily from a $438-million increase in equalization revenue.

GENERAL FUND REVENUE
(unaudited data, millions of dollars)
			August				April to August
Revenue by source	2016	(2)	2017	Change (%)	2016-2017	(2)	2017-2018	Change (%)
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 602		1 805	12.7	8 392		8 697	3.6
Contributions for health services	500		600	20.0	2 858		2 963	3.7
Corporate taxes	374		379	1.3	1 773		2 094	18.1
Consumption taxes	1 541		1 585	2.9	7 845		8 140	3.8
Other sources	167		136	–18.6	720		744	3.3
Total own-source revenue excluding government enterprises	4 184		4 505	7.7	21 588		22 638	4.9
Revenue from government enterprises	284		259	–8.8	1 445		1 426	–1.3
Total own-source revenue	4 468		4 764	6.6	23 033		24 064	4.5
Federal transfers
Equalization	836		923	10.4	4 179		4 617	10.5
Health transfers	496		511	3.0	2 477		2 532	2.2
Transfers for post-secondary education and other social programs	136		137	0.7	679		684	0.7
Other programs	52		76	46.2	402		480	19.4
Total federal transfers	1 520		1 647	8.4	7 737		8 313	7.4
TOTAL	5 988		6 411	7.1	30 770		32 377	5.2

GENERAL FUND EXPENDITURE

For August 2017, General Fund expenditure totalled $5.3 billion, up $366 million, or 7.5%, compared to the same period the previous fiscal year.

  Program spending rose by $406 million, or 9.5%, to $4.7 billion.

  – The most significant changes were in the Administration and Justice mission ($182 million), the Health and Social Services mission ($173 million) and the Education and Culture mission ($67 million).

  Debt service amounted to $596 million, a decrease of $40 million compared to last year.

Since the beginning of the fiscal year, General Fund expenditure totalled $31.2 billion, up $684 million compared to the same period the previous fiscal year.

  Program spending rose by $912 million, or 3.3%, to $28.3 billion.

  – The most significant changes were in the Health and Social Services mission ($474 million), the Administration and Justice mission ($350 million) and the Education and Culture mission ($168 million).

  Debt service amounted to $2.9 billion, a decrease of $228 million compared to last year.

GENERAL FUND EXPENDITURE
(unaudited data, millions of dollars)
			August				April to August
Expenditure by mission	2016	(2)	2017	Change (%)	2016-2017	(2)	2017-2018	Change (%)
Program spending
Health and Social Services	2 471		2 644	7.0	14 691		15 165	3.2
Education and Culture	677		744	9.9	6 217		6 385	2.7
Economy and Environment	248		240	–3.2	2 168		2 133	–1.6
Support for Individuals and Families	516		508	–1.6	2 627		2 582	–1.7
Administration and Justice	354		536	51.4	1 660		2 010	21.1
Total program spending	4 266		4 672	9.5	27 363		28 275	3.3
Debt service	636		596	–6.3	3 176		2 948	–7.2
TOTAL	4 902		5 268	7.5	30 539		31 223	2.2

CONSOLIDATED ENTITIES

For August 2017, the results of consolidated entities showed a surplus of $239 million. These results include:

  a surplus of $122 million for special funds;

  dedicated revenues of $180 million for the Generations Fund;

  a deficit of $63 million for non-budget-funded bodies.

Since the beginning of the fiscal year, the results of consolidated entities showed a surplus of $1.4 billion. These results include:

  a surplus of $508 million for special funds;

  dedicated revenues of $856 million for the Generations Fund;

  a surplus of $64 million for non-budget-funded bodies.

DETAILS OF THE TRANSACTIONS OF CONSOLIDATED ENTITIES
(unaudited data, millions of dollars)
				August 2017
	Special funds	Generations Fund	Specified accounts purpose	Transfers (expenditures) related tax system to the	Non-budget-funded bodies	Health and education networks	(5)	Total	Consolidation adjustments	(8)	Total
Revenue	1 148	180	30	338	1 904	—		3 600	–1 988		1 612
Expenditure
Expenditure	–837	—	–30	–338	–1 921	—		–3 126	1 907		–1 219
Debt service	–189	—	—	—	–46	—		–235	81		–154
Subtotal	–1 026	—	–30	–338	–1 967	—		–3 361	1 988		–1 373
SURPLUS (DEFICIT)	122	180	—	—	–63	—		239	—		239

				April to August 2017
	Special funds	Generations Fund	Specified accounts purpose	Transfers (expenditures) related tax system to the	Non-budget-funded bodies	Health and education networks	(5)	Total	Consolidation adjustments	(8)	Total
Revenue	5 511	856	462	2 394	9 915	—		19 138	–11 248		7 890
Expenditure
Expenditure	–4 061	—	–462	–2 394	–9 596	—		–16 513	10 840		–5 673
Debt service	–942	—	—	—	–255	—		–1 197	408		–789
Subtotal	–5 003	—	–462	–2 394	–9 851	—		–17 710	11 248		–6 462
SURPLUS (DEFICIT)	508	856	—	—	64	—		1 428	—		1 428

NET FINANCIAL SURPLUS (REQUIREMENTS)

Net financial surpluses (requirements) reflect the current budgetary balance, as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

For August 2017, the consolidated net financial surplus stood at $193 million, a decrease of $953 million over last year.

Since the beginning of the fiscal year, the consolidated net financial surplus stood at $924 million, compared to financial requirements of $554 million last year.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(unaudited data, millions of dollars)
			August			April to August
	2016	(2)	2017	Change	2016-2017(2)	2017-2018	Change
GENERAL FUND
Revenue
Own-source revenue	4 468		4 764	296	23 033	24 064	1 031
Federal transfers	1 520		1 647	127	7 737	8 313	576
Total revenue	5 988		6 411	423	30 770	32 377	1 607
Expenditure
Program spending	–4 266		–4 672	–406	–27 363	–28 275	–912
Debt service	–636		–596	40	–3 176	–2 948	228
Total expenditure	–4 902		–5 268	–366	–30 539	–31 223	–684
NET RESULTS OF CONSOLIDATED ENTITIES(3)
Non-budget-funded bodies and special funds(4)	14		59	45	768	572	–196
Health and social services and education networks(5)	–1		—	1	–4	—	4
Generations Fund	183		180	–3	858	856	–2
Total consolidated entities	196		239	43	1 622	1 428	–194
SURPLUS (DEFICIT)	1 282		1 382	100	1 853	2 582	729
Consolidated non-budgetary surplus (requirements)	–136		–1 189	–1 053	–2 407	–1 658	749
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	1 146		193	–953	–554	924	1 478

Appendix

MARCH 2017 QUÉBEC ECONOMIC PLAN – BUDGET FORECASTS FOR 2017-2018
(millions of dollars)
	Québec Economic Plan –
	March 2017	(1)	Change (%)
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	23 687		3.5
Contributions for health services	7 261		0.3
Corporate taxes	5 311		6.4
Consumption taxes	18 275		2.6
Other sources	1 665		0.0
Total own-source revenue excluding government enterprises	56 199		2.9
Revenue from government enterprises	4 050		–11.7
Total own-source revenue	60 249		1.8
Federal transfers	20 053		7.9
TOTAL GENERAL FUND REVENUE	80 302		3.3
Program spending
Health and Social Services	–36 764		4.2
Education and Culture	–18 877		4.3
Economy and Environment	–5 418		2.1
Support for Individuals and Families	–6 274		–0.4
Administration and Justice	–5 258		10.1
Total program spending	–72 591		4.1
Debt service	–7 776		2.3
TOTAL GENERAL FUND EXPENDITURE	–80 367		3.9
Net results of consolidated entities
Non-budget-funded bodies and special funds(4)	165		—
Health and social services and education networks(5)	—		—
Generations Fund	2 488		—
TOTAL CONSOLIDATED ENTITIES	2 653		—
SURPLUS (DEFICIT)	2 588	(6)	—
Contingency reserve	–100		—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–2 488		—
BUDGETARY BALANCE(7)	—		—

Notes

(1)

The presentation of the budgetary information in this monthly report is consistent with that of the financial framework for the General Fund and consolidated entities as published on page A.15 of The Québec Economic Plan – March 2017.

(2)

The 2016-2017 data of the monthly report have been reclassified to account for changes in the 2017-2018 budgetary structure, in particular the elimination of the Fund to Finance Health and Social Services Institutions.

(3)	Details of transactions by type of entity are presented on page 4 of this report.
(4)	These results include consolidation adjustments.
(5)	The results of the networks are presented according to the modified equity method of accounting.
(6)	Surplus excluding the contingency reserve of $100 million.
(7)	Budgetary balance within the meaning of the Balanced Budget Act.
(8)	Consolidation adjustments include the elimination of program spending from the General Fund.

The next monthly report, which will present the results at September 30, 2017, will be published on December 1, 2017.

For more information, contact the Direction des communications of the Ministère des Finances at 418 528-7382.

The report is also available on the Ministère des Finances website: www.finances.gouv.qc.ca.